Stonefield Josephson, Inc.
2049 Century Park East, Suite 400
Los Angeles, CA 90067
Telephone: (310) 453-9400
Fax: (310)432-7532


July 23, 2007



Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Gentlemen:

We have read the statements made by The Saint James Company. (the "Company") pursuant to Item 4.01(a) of Form 8-K, as part of the Form 8-K to be filed by the Company on or about July 23, 2007 (copy attached.) We agree with the statements concerning our firm contained in the first sentence in the first paragraph and the third and fourth paragraphs under Item 401(a) of such Form 8-K. We have no basis to agree or disagree with the Company's other comments in the Form 8-K.


Very Truly Yours,




Stonefield Josephson, Inc.